Exhibit 12

                            GATX Capital Corporation
                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)
                                   (unaudited)

                                    Six Months
                                  Ended June 30,                      Year Ended December 31,
                                  --------------   ----------------------------------------------------------------
                                       1999          1998          1997          1996          1995          1994
                                     --------      --------      --------      --------      --------      --------
FIXED CHARGES:

Interest on indebtedness and
amortization of debt discount
and expense                          $ 55,229      $110,187      $ 94,305      $ 85,836      $ 68,396      $ 62,744

Capitalized interest                      769         2,064         1,575         3,074         1,601           292

Portion of rents representing
interest factor (assumed to
approximate 33%)                        7,192        13,802        13,169        10,849         6,574         5,122

Total Fixed charges                    63,190       126,053       190,049        99,759        76,571        68,158

EARNINGS AVAILABLE FOR
FIXED CHARGES:

Income from continuing
operations                             39,187        71,981        53,924        45,314        32,604        24,851

Add (deduct):

Income taxes (benefit)                 26,262        51,267        36,366        32,286        22,740        18,785

Equity in net earnings of joint
ventures, net of dividends
received                                3,594         6,159        39,031         8,740        13,522        14,322

Fixed charges (excluding
capitalized interest)                  62,421       123,989       107,474        96,685        74,970        67,864

Total earnings available for
fixed charges                        $131,464      $253,306      $236,795      $183,025      $143,836      $125,822

Ratio of earnings to fixed
charges                                 2.08x         2.01x         2.17x         1.83x         1.88x         1.85x
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